Exhibit 4.1

Execution Version

SUPPLEMENT TO PURCHASE CONTRACT AND PLEDGE AGREEMENT

Reference is made to that certain Purchase Contract and Pledge Agreement, dated as of March 22, 2021 (the “PCPA”), between South Jersey Industries, Inc. (the “Company”), a New Jersey corporation, and U.S. Bank, National Association, as purchase contract agent (the “Purchase Contract Agent”), collateral agent, custodial agent and securities intermediary. This supplement to the PCPA, dated as of February 1, 2023 (this “Supplement”), is made by and between the Company and the Purchase Contract Agent. Capitalized terms used in this Supplement, unless otherwise defined herein, shall have the meanings ascribed to such terms in the PCPA.

WHEREAS, the Company entered into the Agreement and Plan of Merger, dated February 23, 2022 (the “Merger Agreement” and the merger contemplated by the Merger Agreement, the “Merger”), by and among the Company, NJ Boardwalk Holdings LLC, a Delaware limited liability company (the “Parent”), and Boardwalk Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of Parent;

WHEREAS, the Merger was consummated on the date hereof; and

WHEREAS, Section 8.01(d) of the PCPA requires the parties to enter into this Supplement in connection with the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Exchange Property Unit and Reference Dividend.

(a)      “Exchange Property Unit” shall mean the right to receive $36.00 in cash, which is equivalent to the Merger Consideration specified in the Merger Agreement; and

(b)        Pursuant to Section 5.05(b)(i)(C) of the PCPA, the term “Reference Dividend”  shall now equal $0.

2.       Other Provisions.  The Holder of each Unit that remains Outstanding after the consummation of the Merger has the rights provided by Section 5.05(b) of the PCPA.  For events subsequent to the Merger, the Fixed Settlement Rates shall be adjusted as provided for in Section 5.05 of the PCPA.

3.       Effectiveness.  All of the provisions of this Supplement shall be effective as of the date first set forth above.  Except as specifically provided for in this Supplement, all of the terms of the PCPA shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Supplement as if it formed part of the PCPA.

4.          Effect of Supplement.  Upon the execution and delivery of this Supplement by the Company and the Purchase Contract Agent, the PCPA shall be supplemented and amended in accordance herewith, and this Supplement shall form a part of the PCPA for all purposes, and every Holder of the Units shall be bound hereby. All the provisions of this Supplement shall thereby be deemed to be incorporated in, and a part of, the PCPA; and the PCPA, as supplemented and amended by this Supplement, shall be read, taken and construed as one and the same instrument.

5.         Counterparts.  This Supplement may be may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.          Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

South Jersey Industries, Inc.

By:	/s/ Steven R. Cocchi
Name: Steven R. Cocchi
Title: Senior Vice President and Chief Financial Officer

U.S. Bank, National Association,
as Purchase Contract Agent, Collateral Agent,
Custodial Agent, Securities Intermediary and as
attorney-in-fact of the Holders from time to
time of the Units

By:	/s/ Laurel Casanta
Name: Laurel Casanta
Title: Vice President